Exhibit 10.35

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is entered into and effective as of the 15th day of February, 2010 by and between Global Universal Entertainment, Inc., a Nevada corporation (the “Company”) with principal corporate offices located at Raleigh Studios. Suite B-116, 650 N. Bronson Ave., Los Angeles, CA 90004, which is a wholly owned subsidiary of Global Entertainment Holdings, Inc., a Nevada corporation, and Daniel A. Sherkow, whose address is 10424 Cheviot Drive, Los Angeles, CA 90064 ("Executive").

1.           EMPLOYMENT.

1.1           The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, commencing February 15, 2010 (the "Effective Date"), and continuing through February 14, 2012 (the "Term"), unless terminated earlier as provided for in Section 4, below.

2.           DUTIES OF EMPLOYEE.

2.1           Executive shall serve as the Chief Operating Officer of the Company.  In this capacity, Executive shall perform such customary, appropriate and reasonable executive duties as are usually performed by the Chief Operating Officer, including such duties as are delegated to Executive from time to time by the Board of Directors of the Company (the "Board"). Executive shall report directly to the Company's Chairman of the Board of Directors.

2.2           Executive agrees to devote Executive's good faith, sufficient time, attention, skill and best efforts to the performance of Executive’s duties for the Company during the Term of this Agreement.  However, this Agreement shall not be interpreted to prohibit Executive from making passive personal investments if those activities do not materially interfere with the services required under this Agreement and such activities do not compete with the interests of the Company.

3.           COMPENSATION AND OTHER BENEFITS.

3.1           BASE SALARY.   During the Term hereof, the Company shall pay to Executive an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) per calendar year (the "Base Salary"), subject to adjustment at the discretion of the Board and to the limitations and offsets provided for in this Section 3, below.  Payment of the Base Salary shall be made in accordance with the Company's payment policy and shall not commence until the Company, in its sole discretion, determines that it has sufficient funds to pay such Base Salary to Executive.  Payment of Base Salary shall not be retroactive from the date of this Agreement, but shall start upon the commencement of the first payment of such Base Salary. Further, in the event Company determines, in its sole discretion, that it does not have sufficient funds during any fiscal quarterly period to fulfill its obligation hereunder to pay Executive’s Base Salary, Executive agrees to waive all rights to such Base Salary. All payments to Executive shall be subject to all employee withholding amounts as may be required by law.

3.2           BONUS.

(a)           During the Term hereof, the Company may elect to pay Executive a cash bonus in an amount to be determined by Company in its sole discretion, less any employee withholding as may be required by law. Company shall not be obligated to pay Executive any such cash bonus, but may do so in the amount it determines in its sole discretion.

(b)           Further, if Executive is responsible for finding sources of financing which are actually used by Company in the carrying out of its business, Company shall pay to Executive a further cash bonus equal to five percent (5%) of such money found by Executive and actually received by Company.  Such further bonus shall be paid within ten (10) business days from the date the Company actually receives such money found by Executive, or earlier in Company’s sole discretion. Company shall have the right, in its sole discretion, to enter into an agreement or not enter into an agreement with any source found by Executive; and Company shall, in its sole discretion, negotiate all terms of such agreement and approve or not approve the form of the written agreement setting forth the terms of the agreement with the source found by Executive.

(c)           Executive may participate in extraneous income derived from the production of motion pictures in the form of “consultant” or “executive producer” fees, etc.  Such extraneous income shall deemed as provided to Executive as bonus compensation and shall be shared on an equal basis (i.e., 50%/50%) with the Company and shall an offset to Executive’s Base Salary.

3.3           VACATION.   Executive shall be entitled to a minimum aggregate of three (3) weeks paid vacation per year, the dates of such vacation to be determined in Company’s sole discretion, including breaking up the four week period into shorter periods in Company’s sole discretion. Executive shall be paid during Executive’s vacation in the same amount, if any, that Executive is being paid immediately prior to each such vacation.

3.4           OTHER BENEFITS.   If Company in its sole discretion, determines that it has sufficient funds to pay for Executive’s health, dental and/or disability insurance, Company shall, in its sole discretion provide Executive with health, dental and/or disability insurance.  Company may decide to provide some benefits set forth above, but not other benefits set forth above. Such benefits shall not be given on a retroactive basis if given after the date of this Agreement, and if Company determines in its sole discretion that it does not have sufficient funds, Company may stop providing Executive with one or all of such benefits.  In addition, Executive shall be eligible to participate in all other benefits or profit sharing plans (including incentive stock options) made available to other executives of the Company.  If Executive elects to participate in any other such benefits or plans, and such plans require payment, then Executive's portion of such payment(s) will be deducted from Executive's paycheck.

In addition, Executive shall be eligible to participate in all other benefits or profit sharing plans (including incentive stock options) made available to other executives of the Company.  If Executive elects to participate in any other such benefits or plans, and such plans require payment, then Executive's portion of such payment(s) will be deducted from Executive's paycheck.

3.5           BUSINESS EXPENSES.   The Company may, in its sole discretion, provide Executive with credit accounts of the Company and if provided, shall promptly reimburse Executive for all reasonable and necessary business expenses (as determined by Company in its sole discretion) not covered by such credit accounts, which may be incurred by Executive in connection with the business of the Company and the performance of Executive duties under this Agreement, subject to Executive providing the Company with reasonable documentation thereof.

3.6           INITIAL STOCK BONUS.   Upon the execution hereof by all parties, and as partial consideration for Executive’s execution of this Agreement, the Company agrees to issue Executive fifty thousand (50,000) shares of the publicly-traded, common stock of Global Entertainment Holdings, Inc., the Company’s parent company, and, provided Executive is still employed by Company at the end of six (6) months from the Effective Date, the Company shall grant Executive an additional fifty thousand (50,000) shares (hereinafter, all such shares of common stock are referred to as the “Parent Company Stock”).

3.7           STOCK OPTIONS.   In addition to the Parent Company Stock to be sold to Executive as set forth in 3.6 above, Executive shall have the option to purchase up to two hundred forty thousand (240,000) shares of Parent Company Stock, on the following terms and conditions: For each calendar quarter of Executive’s employment hereunder commencing February 15, 2010 that Executive is an employee in good standing with Company, Executive will have the option to purchase thirty thousand (30,000) shares of Parent Company Stock.  For example, if Executive has been an employee in good standing with the Company for one year (i.e., four calendar quarters), Executive will have been granted options to purchase a total of one hundred, twenty thousand (120,000) shares of Company Stock. Such options may be exercised separately or in the aggregate, by written notice to Company of Executive’s exercise of the option(s) described in such notice, together with tender of the sum of money in the amount of $0.10 per share, for the purchase of the applicable amount of Company Stock.  Such stock options must be exercised on or before January 31, 2012, or within ten (10) days after the termination of the Agreement for any reason, or they will automatically lapse without notice to Executive and without any further value.

3.8           APPLICABILITY OF BONUS AND STOCK OPTION INCOME TO OFFSET BASE SALARY.

Fifty Percent (50%) of any bonus paid under Paragraphs 3.2(a) and 3.2(b) above, and Fifty Percent (50%) of the Stock Option Value (as defined hereinbelow) shall be applicable as an offset against amounts due and payable for Executive’s Base Salary (i.e., shall reduce the amount of Base Salary paid or payable to Executive by the Company).  In the event of such 50% reduction of the Base Salary, Company shall have the right either to require Executive to pay to Company the amount of which the Base Salary is reduced, or the Company may withhold such 50% reduction of the Base Salary from payment of Executive’s current or future Base Salary. The Stock Option Value shall be difference between the value of the Parent Company stock realized on the date of exercise of any stock options, minus the aggregate exercise price of such stock options.  There is no Stock Option Value if an option is not exercised by Employee.

4.           TERMINATION.

4.1           EARLY TERMINATION.   The Company may terminate the Executive's employment prior to the end of the Term hereof by giving the Executive thirty (30) days' advance notice in writing.  If the Company terminates the Executive's employment prior to the end of the Term hereof for any reason other than Cause, as defined below, or if the Executive terminates Executive’s employment for Good Reason, as defined below, the provisions of Sections 5.1(a), 5.2 and 5.3 shall apply.  The Executive may terminate Executive’s employment prior to the end of the Term hereof by giving the Company thirty (30) days advance written notice.  If the Executive terminates his employment prior to the end of the Term hereof, other than for Good Reason, the provisions of Section 5.1(b) shall apply. Upon termination of the Executive's employment with the Company, the Executive's rights under any applicable benefit plans shall be determined under the provisions of those plans.  Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 4.1.

4.2           DEATH.   The Executive's employment shall terminate in the event of Executive’s death.  The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive's death, or for periods following the Executive's death; provided however that the Company's obligations under Sections 5.1(a), 5.2 and 5.3 shall not be interrupted as a result of the Executive's death, and the Executive's estate or its representative(s) shall be entitled to exercise all the rights of the Executive under such Sections. The Executive's rights (and the rights of her estate) under the benefit plans of the Company in the event of the Executive's death shall be determined under the provisions of those plans.

4.3           CAUSE. The Company may terminate the Executive's employment for cause by giving the Executive three (3) business days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company.  No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith without a reasonable belief that the act or omission was in the Company's best interest. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause for periods following the date when such a termination of employment is effective. The Executive's rights under the benefit plans of the Company in the event of a termination for Cause shall be determined under the provisions of those plans.

4.4           DISABILITY.   The Company may terminate the Executive's employment for Disability by giving the Executive thirty (30) days advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of more than thirty (30) consecutive days as the result of Executive’s incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of her duties hereunder before the termination of her employment under this Section 4.4 becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability for periods following the date when such a termination of employment is effective; provided however that the Company's obligations under Sections 5.1(a), 5.2 and 5.3 shall not be interrupted as a result of the Executive's Disability, and the Executive or Executive’s guardian(s) or other representative(s) shall be entitled to exercise all the rights of the Executive under such Sections. The Executive's rights under the benefit plans of the Company in the event of her Disability shall be determined under the provisions of those plans.

4.5           GOOD REASON.   Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate Executive’s employment for Good Reason and thereupon become entitled to the benefits of Sections 5.1(a) and 5.2 below, if, before the end of the Employment Period, one or more of the following events shall occur:

(a)           a material reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction;

(b)           a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced;

(c)           the relocation of the Executive to a facility or a location more than 50 miles from the Executive's then present location or from the Company's principal executive offices, without the Executive's express written consent;

(d)           any purported termination of the Executive's employment by the Company which is not effected for death, Disability or for Cause, or any purported termination for which the grounds relied upon are not valid;

(e)           the failure of the Company to obtain the assumption of this Agreement by any successor; or

(f)           any material breach by the Company of any material provision of this Agreement which is not cured within ten business days after Company receives written notice from Executive stating the alleged material breach.

5.           TERMINATION BENEFITS.   In the event the Executive's employment terminates prior to the end of the Term hereof, then the Executive shall be entitled to receive severance and other benefits as follows:

5.1           SEVERANCE.  All amounts payable hereunder as Severance Pay to Executive shall be subject to the Company’s determination, in its sole discretion, that it has sufficient funds from profitable operations to pay such obligation to Executive.

(a)           INVOLUNTARY TERMINATION.   If the Company terminates the Executive's employment other than for Cause, or if the Executive terminates her employment for Good Reason, or if the Executive's employment terminates by reason of her death or Disability then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, the Executive shall be entitled to payment of his Base Salary and Bonus compensation for a period of three (3) months; provided, however, that such payments may be terminated earlier in the event of a breach by the Executive of his obligations hereunder.

(b)           OTHER TERMINATION.   In the event the Executive's employment terminates for any reason other than as described in Section 5.1(a) above, including by reason of the Executive's resignation other than for Good Reason and the Company's termination of the Executive for Cause, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination applying to termination for Cause or resignation for Good Reason; provided, however, that such severance and other benefits shall not exceed one month.

5.2           BONUS COMPENSATION.   In the event the Executive's employment is terminated as described in Section 5.1(a) above, then the Executive shall continue to be entitled to receive fifty percent (50%) of the Bonus Compensation as described in Section 3.2 as though he had remained an employee for a period of six (6) months after Executive is terminated.  In the event the Executive's employment terminates for any other reason during the Term hereof (other than for Cause), then the Executive shall be entitled to payment of such Bonus Compensation only in the event that the Company receives the benefit of any financing or revenues within thirty (30) days after employee’s termination. However, notwithstanding the foregoing, fifty percent (50%) of the bonus compensation payable under Paragraph 3.2(b) shall be paid in full for a period of one (1) year, regardless of the reason for termination.

5.3           OPTIONS.   Notwithstanding anything to the contrary contained in any stock option agreement or incentive stock option plan that the Executive may become a party to, upon any voluntary or involuntary termination of Executive's employment with the Company, including without limitation termination by the Company for Cause: (i) all unvested stock options to purchase shares of the common stock of the Company then held by the Executive shall immediately expire without value, and (ii) all vested stock options may be exercised by the Executive at any time during the ten (10) day period following the date of such termination.

6.           ASSIGNMENT.   Executive may not assign this Agreement or any rights or obligations hereunder. The Company may assign this Agreement to any of its subsidiaries or affiliates or in connection with any Corporate Transaction or reincorporation of the Company.

7.           PROPRIETARY INFORMATION.   For valuable consideration included as a part of Executive’s compensation hereunder, at anytime during the Term hereof, and thereafter for a period of three (3) years, the Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of Executive’s employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information, business practices or proprietary data of the Company.  As an express condition of the Executive's employment with the Company, the Executive agrees to execute confidentiality agreements as reasonably requested by the Company from time to time.

8.           MISCELLANEOUS.

8.1           This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and constitutes the entire agreement between the Company and the Executive with respect to its subject matter.

8.2           This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by all of the parties hereto and which is authorized by the Company's Board of Directors.

8.3           This Agreement is made in and shall be governed by the laws of the State of California, without giving effect to its conflicts-of-law principles.

8.4           In the event that any provision of this Agreement is determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

8.5           Executive represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Executive's right or ability to enter into this Agreement and fulfill her obligations under this Agreement.

8.6           All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, with proof of delivery, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 8.6 prior to the giving of such notice or other communication.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

WITNESS:                                                                GLOBAL UNIVERSAL ENTERTAINMENT, INC.

/s/ Amanda Fein                                                      By:  /s/ Gary Rasmussen
       Amanda Fein                                                                             Gary Rasmussen, Chief Executive Officer

    EMPLOYEE:

/s/ Jacob Sherkow                                                                 /s/ Daniel A. Sherkow
       Jacob Sherkow                                                                     Daniel A. Sherkow